UNITED STATES

                    SECURITIES AND EXCHANGE COMMISSION

                         WASHINGTON, D.C.  20549


                                FORM 8-K

                             CURRENT REPORT

                   PURSUANT TO SECTION 13 OR 15(d) OF
                  THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of Earliest Event Reported):      January 20, 2006
                                                 -------------------------


                              HASBRO, INC.
                          --------------------
         (Exact name of registrant as specified in its charter)



 RHODE ISLAND                    1-6682                    05-0155090
--------------                ------------             -------------------
  (State of                   (Commission                 (IRS Employer
Incorporation)                File Number)             Identification No.)



1027 NEWPORT AVE., PAWTUCKET, RHODE ISLAND                   02862
------------------------------------------             -------------------
 (Address of Principal Executive Offices)                  (Zip Code)


                             (401) 431-8697
                     -------------------------------
           (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the
    Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))



Item 1.01  Entry into a Material Definitive Agreement.

     On January 20, 2006, Hasbro, Inc. (the "Company") entered into an Employment Agreement (the "Agreement") with Brian Goldner, the Company's
recently appointed Chief Operating Officer.   Prior to his appointment as
Chief Operating Officer, Mr. Goldner served as President of the Company's U.S. Toys Segment.

     Under the Agreement, Mr. Goldner agrees to continue to serve as the Company's Chief Operating Officer, reporting to the Company's President and Chief Executive Officer. The Agreement has an initial three-year term expiring January 19, 2009. Thereafter the Agreement is automatically extended for additional one-year terms unless either the Company or Mr. Goldner provide notice of the intent not to renew at least 180 days prior to the expiration of the then current term.

     For the remainder of 2006, Mr. Goldner will receive an annualized base salary of $800,000 and will be eligible to receive a management incentive plan bonus based on a target of eighty-five percent (85%) of his earned base salary. Beginning in 2007 and thereafter, Mr. Goldner's base salary and target bonus will be reviewed in accordance with the Company's compensation policies for senior executives and will be adjusted to the extent, if any, deemed appropriate by the Compensation and Stock Option Committee of the Company's Board of Directors.

     Pursuant to the Agreement, Mr. Goldner was granted 20,000 shares of restricted stock. These shares will vest in one installment on January 20, 2009, provided that Mr. Goldner remains employed with the Company through that date. The shares are subject to earlier vesting in certain situations, such as a change in control of the Company or upon the death of Mr. Goldner.

     The Agreement provides that Mr. Goldner will participate in the Company's long-term incentive program in the same manner as other senior executives, provided that his target award shall be second only to that of the Chief Executive Officer. Mr. Goldner will also participate in the Company's other benefit programs under the terms which are extended to senior executives.

     In the event that Mr. Goldner's employment is terminated: (A) by the Company for Cause, or at his election for other than Good Reason, the Company will pay Mr. Goldner the compensation and benefits otherwise payable to him through the last day of his actual employment; (B) due to Mr. Goldner's death or Disability (as defined in the Agreement) the Company will pay to Mr. Goldner or his estate the compensation which would otherwise have been payable to him up to the end of the month in which the termination occurs and (C) by the Company without Cause, or by Mr. Goldner for Good Reason, and provided that Mr. Goldner complies with the terms of the Company's severance policy, then Mr. Goldner will be entitled to severance benefits for two years pursuant to the Company's severance plan, payment of a target bonus for each of the two fiscal years following the year of termination, and all of his unvested stock options, restricted stock and other equity awards will fully vest. The Company's severance plan includes the payment of base salary and continuation of benefits during the severance period. If Mr. Goldner begins permissible alternate employment during the severance period and notifies the Company of such employment, he will receive in a lump sum 50% of any remaining salary payments due as severance under the Agreement.

     For purposes of the Agreement "Cause" shall be deemed to exist upon
(a) executive's material failure to perform: (i) executive's assigned duties for the Company; or (ii) executive's obligations under the Agreement; (b) conduct of the executive involving fraud, gross negligence or willful misconduct or other action which damages the reputation of the Company; (c) executive's indictment for or conviction of, or the entry of a pleading of guilty or nolo contendere by executive to, any crime involving moral turpitude or any felony; (d) executive's fraud, embezzlement or other intentional misappropriation from the Company; or (e) executive's material breach of any material policies, rules or regulations of employment which may be adopted or amended from time to time by the Company. Good Reason means: (a) a material reduction in executive's base salary or target bonus, without his consent, unless such reduction is due to a generally applicable reduction in the compensation of senior executives in 2007 or later, or (b) an organizational change in which executive no longer reports directly to Alfred J. Verrecchia as Chief Executive Officer.

     The Agreement contains certain post-employment restrictions on Mr. Goldner, including a two-year non-competition agreement. The Agreement does not modify Mr. Goldner's existing Change in Control Agreement with the Company, dated March 18, 2000. In the event of a Change in Control (as defined in the Change in Control Agreement) the benefits payable pursuant to the Agreement will be reduced by any severance benefits payable under the Change in Control Agreement.





                                SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                     HASBRO, INC.
                                     ------------
                                     (Registrant)




Date: January 24, 2006           By:  /s/ David D.R. Hargreaves
                                     --------------------------
                                     David D.R. Hargreaves
                                     Senior Vice President and Chief
                                     Financial Officer
                                     (Duly Authorized Officer)